Exhibit T3A.23

Number 364596

Certificate of Incorporation

I hereby certify that

AMDIPHARM LIMITED

is this day incorporated under
the Companies Acts 1963 to 2001.
and that the company is limited.

Given under my hand at Dublin, this
Tuesday, the 3rd day of December, 2002

for Registrar of Companies